Exhibit 10.41

MONTEREY PARK RENEWAL LEASE

THIS INDENTURE, made the 12th day of March, 2003 between MONTEREY PARK LTD., a Wisconsin corporation (hereinafter called "Landlord"), with its principal office at 5429 North 118th Court, Milwaukee, WI 53225, and Microtek Systems Inc., (hereinafter called "Tenant")

W I T N E S S E T H:

For and in consideration of the covenants and agreements hereinafter set forth, to be kept and performed by the Tenant, and Tenant does hereby hire and lease from Landlord, the premises hereafter described, for the period, at a rental and upon terms and conditions set forth below.

DESCRIPTION OF PREMISES

The leased premises are approximately 5,290 square feet within the building in Monterey Park lettered "C", known as 5343 North 118th Court, Milwaukee, Wisconsin 53225, together with all improvements, appurtenances, rights of egress and ingress, and the privilege of vehicle parking in common with other tenants and business visitors of Monterey Park. Monterey Park is a complex of structures and facilities owned and operated by Landlord for its own use and those Tenants within the complex.

USE OF PREMISES

The leased premises are to be used as a corporate office.

PERIOD OF LEASE

The term of the lease shall commence as of May 1, 2003 and shall continue for a term of three (03) years ending on April 30, 2006.

SECURITY DEPOSIT

A security deposit of $5,510.50 shall be transferred from the previous lease, dated February 23t~1, 1998. The deposit is to ensure prompt payment of rent and surrender of the premises in the same condition as delivered, less only reasonable wear and tear.

The security deposit is not to be used in lieu of monthly rental. It may be applied by Landlord towards:

a.	Rental arrears (after 30 days)
b.	Interest for delinquent rent (interest at prime)
c.	Repairs or replacements due to the carelessness or
negligence of Tenant, normal wear and tear excepted.

The deposit, less any amounts withheld, will be returned to Tenant’s last known address within 21 days after Tenant vacates the premises. If any portion of the deposit is withheld, Landlord will provide an accompanying itemized statement specifically describing any damages and accounting for any amount withheld.

Said security deposit shall not be regarded as trust funds and need not be segregated. The relationship between Landlord and Tenant shall be that of debtor and creditor only, and Landlord shall have the right to intermingle such security with its general funds pending refund to Tenant.

RENT

The rent shall consist of the sum of base rent and added rent. The added rent shall reimburse the Landlord for the Tenants share of the expense incurred by the Landlord for real property taxes and special assessments, management, lawn and landscape care and maintenance, ice and snow removal, fire and extended insurance, outside lighting, outside window washing, security patrol to parking lots and exterior buildings, water and sewer charges, waste removal and quarterly replacement of filters to heating and air conditioning units.

The base rent shall be:

Year 1:	$47,616.00 per year or $3,968.00 per month.
Year 2:	$48,936.00 per year or $4,078.00 per month.
Year 3:	$50,256.00 per year or $4,188.00 per month.

The estimated added rent shall be $18,516.00 per year or $1,543.00 per month with the actual amount determined as provided hereafter. All rent, base and added, shall be paid in advance in monthly installments on or before the first day of each month during the term of the lease.

DETERMINATION OF ADDED RENT

The added rent shall be 11.4% of the real property taxes and assessments for buildings and land in Parcel 1 of C.S.M #5284 of Monterey Park in which the leased premises are a part, and the proportionate share of expenses related to the leased premises, for the management fee (5% of the base rent), fire and extended insurance, water and sewer charges, lawn care, landscape and grounds maintenance, ice and snow removal, exterior lighting, exterior window washing, security patrol to parking lots and exterior buildings, waste removal and quarterly replacement of filters to heating and air conditioning units. The Landlord shall provide each year, a detailed schedule of the taxes paid and the expenses incurred for the above named services. For each year, the total added rent shall be estimated, and then adjusted in the following year, by the addition or subtraction, against the estimate for that year.

DELINQUENT RENT

Any installments of rent accruing hereunder, which shall not be paid when due, shall bear interest at the highest rate allowable for consumer transaction under the Wisconsin Statutes. In addition, a delayed payment charge of Thirty-five Dollars ($35.00) will be due on any monthly rental not received on or before the due date. The due date is the first day of each month for which rent is payable.

UTILITIES

Tenant shall pay for electricity, gas and telephone. Each bay is metered separately and payment shall be Tenant’s responsibility.

MAINTENANCE

Landlord shall maintain and pay for all exterior maintenance and replacement except for lawn care, landscape and grounds maintenance, ice and snow removal, exterior common area lighting, exterior window washing, security patrol to parking lots and exterior buildings, waste removal by dumpster and quarterly replacement of filters to heating and air conditioning units. Landlord shall provide lawn care, landscape and grounds maintenance, ice and snow removal, exterior common area lighting, exterior window washing, security patrol to parking lots and exterior buildings, waste removal by dumpster and quarterly replacement of filters to heating and air conditioning units but shall be reimbursed therefore as a part of the "Added Rent".

Tenant shall maintain and pay for all interior maintenance, including janitorial services and cleaning, maintenance and repair of all electrical, plumbing, heating and air conditioning equipment and components (including replacement filters as provided for under "Added Rent"), facilities, appliances and other equipment. Tenant however, shall not be responsible for the replacement of electrical, plumbing, heating and air conditioning equipment or Landlord’s appliances and other equipment, unless such replacement is necessitated by the abuse, misuse or negligence of Tenant.

PARKING STALLS

The Tenant shall be provided with up to twenty-one (21) vehicle parking stalls. Such stalls shall be in the parking area adjacent to the structure of which the leased premises are a part, which, however, shall be non-exclusive. Tenant shall cooperate in reserving the lane of parking stalls immediately to the west of the curb line of North 118th Court for the use of business visitors.

WASTE DISPOSAL

Landlord shall provide dumpsters for the collection of waste and provide separate containers for recyclable materials in accordance with Wisconsin Act 335, the recycling law, for use by Tenant and other occupants of the building in which the leased premises are a part. Landlord shall provide, as necessary, for the periodic removal of waste and recyclables deposited in said dumpsters and containers. Tenant shall deposit only office waste and recyclables in designated dumpsters and containers, and in no other place.

Landlord shall not provide or pay for the collection or disposal of Tenant’s hazardous waste materials. Tenant shall provide and pay for the collection and proper disposal of any such hazardous waste material.

SUBLEASING AND ASSIGNMENT

Tenant shall not assign this Lease, nor sublet the demised premises, or any part thereof, without the prior written consent of the Landlord, which consent, however, shall not be unreasonably withheld. Landlord may accept rent from any person in possession without releasing the Tenant from any of the covenants.
SIGNS

Landlord shall provide a sign structure at the entrance to building of which the leased premises are a part for the identification for all the tenants of the building. The Tenant shall have the right to place its identification on such sign, but the style shall conform to the format established by the Landlord. The Tenant shall also have the right to place a sign on the window adjacent to the main entrance of the leased premises, but the window sign shall be in the style and of the dimensions already in use in Monterey Park, and the location shall be determined by Landlord. Other than the above, no sign, permanent or temporary, shall be affixed to the building containing the leased premises or in the landscaping, or on the parking lot, without the prior written consent of the Landlord.

INSPECTION

Landlord shall have the right, and Tenant shall permit the Landlord, its agents, employees and other persons authorized by Landlord, to enter and view the leased premises during regular business hours and all other times as shall be reasonable or necessary, if accompanied by the agent of the Tenant, for the purpose of inspecting the condition of the leased premises, of making repairs and alterations, and of insuring, financing, marketing or reletting the property.

ALTERATIONS

Tenant may make no alterations to the leased premises without prior written permission of the Landlord. Nothing shall be hung on any walls, outside of pictures, bulletin boards and similar lightweight objects, without the prior written permission of the Landlord.

ESTOPPEL CERTIFICATE AND SUBORDINATION

Tenant shall, within ten (10) days after written request by Landlord, certify in writing to any proposed mortgagee or proposed purchaser: (a) as to whether this Lease has been supplemented or amended, and if so, the substance and manner of such supplement or amendment; (b) as to the validity and force and effect of this Lease; (c) as to the existence of any default hereunder; (d) as to the existence of any offsets, counterclaims or defenses hereto; (e) as to the commencement and expiration dates of the term of this Lease; and (f) as to any other matters as may reasonably be so requested. Any such certificate may be relied upon by the party requesting it. Tenant hereby irrevocably appoints Landlord as its attorney-in-fact to execute and deliver any such instrument(s) for and in the name of Tenant.

This Lease shall be subject and subordinate to the lien of any mortgage now or hereafter placed upon the Leased Premises, at the option of the holder of any such mortgage. Tenant will execute and deliver upon demand such further instruments in accordance with the foregoing as are requested by Landlord, or any proposed mortgagee, if such mortgagee agrees to recognize the rights of Tenant under this Lease in the event of foreclosure if Tenant is not in default. If any mortgage foreclosure proceedings are brought, Tenant shall, at the option of the purchaser under such proceedings attorn to such purchaser as Landlord under this Lease. Tenant hereby irrevocably appoints Landlord the attorney-in-fact for Tenant to execute and deliver any such instrument(s) for and in the name of Tenant.

COMPLIANCE WITH LAW

Tenant shall observe and comply with all laws and ordinances and all governmental regulations, orders and notices affecting the leased premises, its use and occupation. Tenant shall also observe and comply with such reasonable and necessary rules as Landlord finds necessary to promulgate from time to time for the harmonious and efficient operation of the property of which the leased premises are a part.

TERMINATION OF LEASE

If Tenant defaults in the payment of rent as the same becomes due, or if the tenant fails to comply with any covenants and conditions required hereunder to be observed and performed by Tenant, or if Tenant willfully and maliciously does injury to the premises or otherwise commits waste thereupon, to the detriment of the Landlord, or if Tenant makes assignment for the benefit of creditors, or becomes bankrupt, Landlord may at its option and upon written notice, allow Tenant an opportunity to cure default within ten (10) days, or Landlord may treat this lease as terminated and repossess the leased premises, at the expense of Tenant and without prejudice to any other rights and remedies which it may have for the collection of rents or the enforcement of damages. All expenses incurred in repossessing and resubletting the leased premises shall be paid by Tenant. Failure on the part of the Landlord to exercise any right or remedy shall not be deemed to constitute a waiver of such right or remedy, then or subsequently.

HOLDING OVER

In the event Tenant remains in possession of the leased premises after the expiration of this Lease, with or without the consent of Landlord, and without the execution of a new lease, it shall be deemed to be occupying said premises as a tenant from month-to-month, subject to all of the conditions, provisions and obligations of this Lease insofar as the same are applicable to a month-to-month tenancy. For any period that Tenant shall remain in possession of the leased premises without Landlord’s consent, Tenant shall pay a use and occupancy charge equal to two (02) times the Ease Rent in effect immediately prior thereto, computed on a daily basis, in addition to all of the other added rent charges and assessments provided for hereunder for real estate taxes, common area expenses, insurance, utility charges and other items.

LIENS

Tenant shall keep the leased premises free from any mechanic’s or materialmen’s liens for any labor or material furnished Tenant in connection with the leased premises, except that Tenant shall have the right to contest the validity or amount of any such lien.

INDEMNIFICATION

Tenant shall be responsible for all sums which Landlord shall become legally obligated to pay damages as a result of the default in or the breach of any of the covenants and conditions required hereunder to be observed by Tenant, or as a result of the negligent acts of Tenant and Tenant’s agents and employees, or as a result of the violation by them of any laws, ordinances, regulations or orders affecting the leased premises and its use. Tenant specifically shall obtain all necessary permits, licenses and authorizations required by any governing body or agency thereof affecting Tenant’s use of the leased premises. Tenant shall hold Landlord harmless from any and all liabilities or damages arising out of or as a consequence of Tenant’s use of said leased premises for the manufacturing, distributing and storage of hazardous materials.

NOTICES

Any notice required hereunder to be in writing shall be served upon the parties hereto as follows:

Upon Landlord at:	5429 North 118th Court
Milwaukee, Wisconsin 53225

Upon Tenant at:	5343 North ll8th Court
Milwaukee, Wisconsin 53225

The use of certified mail, return receipt requested, shall be sufficient.

FIXTURES

Provided Tenant is not in default, any fixture, equipment, signs or other property installed in the leased premises by Tenant shall remain the property of the Tenant, provided prior written permission from the Landlord was received, and Tenant shall have the right to remove said property at any time during the term, provided that Tenant repairs all damage caused by such removal.

DAMAGE BY FIRE, ETC.

If the building of which the leased premises are a part, shall be damaged or destroyed by fire, explosion, the elements, or other casualty, so as to render the leased premises substantially unfit for occupancy and not readily repairable, or repairable at disproportionate cost, then Landlord may elect to terminate this lease effective as of the date of such damage or destruction, and the rent for the remainder of the lease term shall thereupon abate as of that date. Notice of Landlord’s election to terminate shall be given to Tenant in writing thirty (30) days from the date of the casualty. In the event Landlord proceeds to repair the damage, it shall do so expeditiously, but the rent for the leased premises shall abate during the period that Tenant is disabled from continuing business operations because of such damage and repairs. -The rental period shall not, however, be extended by reason of any loss of use.

INSURANCE

Tenant shall carry and pay the premiums for public liability insurance, insuring Tenant and Landlord against injury to property, person, or loss of life arising out of the use and occupancy of the leased premises, with a combined single limit of (One-Million Dollars) $1,000,000.00 and shall furnish to Landlord a Certificate of such insurance annually. Tenant shall obtain, pay for, and maintain a policy of fire insurance with extended coverage, covering all of its inventories~ equipment and fixtures, and Landlord shall have its insurer waive all subrogation rights against the Tenant, as to its interests thereunder. Tenant shall cause said liability insurance policy to specifically cover pollutant type perils whether caused by negligent cr intentional acts and to obtain such insurance through Landlord’s and/or Tenant’s insurance agency and Tenant shall pay cost thereof. Insurance requirements regarding pollutants may be waived if Tenant submits affidavit to Landlord that pollutant materials are not used or kept on the leased premises. Landlord shall maintain fire and extended coverage insurance on the leased premises and on the structure within, which the leased premises are a part.

EARLY TERMINATION

If Tenant enters into a new lease for premises in Monterey Park, this lease, not withstanding the terms herein prescribed, shall terminate in all respects as of the date of the beginning of the term of such new lease and shall thereafter be without force or effect.

In witness whereby the respective parties have caused this lease to be executed.

MONTEREY PARK, LTD.

By /s/ A. Sileno
A. Sileno
President

MICROTEK SYSTEMS, INC.
By: /s/ James Dziak
James Dziak, President

EARLY TERMINATION

Notwithstanding any term to the contrary contained in the Monterey Park Renewal Lease dated March ~ 2003 between Monterey Park, Ltd. ("Landlord") and Microtek Systems, Inc. ("Tenant"), the parties agree to an eariy termination right as follows:

1.    Early Termination. In the event Tenant sells its business to an unaffiliated party through an asset purchase or stock transaction such that the current principals of Tenant no longer have an ownership or other Control of Tenant, then in that event upon such a sale or other transfer, Tenant is granted the right of early termination on not less than six (6) months notice to Landlord. Control as used herein means the power, directly or indirectly, to direct or cause the direction of the management or policies of Tenant. Affiliate as used herein shall mean a group consisting of immediate family members of existing shareholders, or entities in which such individuals have a controlling interest.

MONTEREY PARK, LTD.

By /s/ A. Sileno
A. Sileno
President

MICROTEK SYSTEMS, INC.
By: /s/ James Dziak
James Dziak, President

AGREEMENT

THIS AGREEMENT is made as of the 17th day of September 2004 by and between Monterey Park Ltd., Landlord, and Microtek Systems, Inc., Tenant.

Recitals

Under a Lease, dated March 12th 2003, Landlord and Tenant entered into a Lease for approximately 5,290 square feet within the building in Monterey Park lettered "C" also known as
5343 North 11 8k" Court, Milwaukee, Wisconsin 53225. The term of this Lease ends April 30,
2006.

In consideration of the foregoing, the covenants and agreements hereinafter contained, and other good and valuable consideration, the parties hereto agree as follows:

TENANT IMPROVEMENTS: Landlord shall provide labor and materials for the removal of Tenant’s existing hall carpet, pad and base, and the installation of Tenant’s new carpet selection, including pad and vinyl base.

In consideration of Landlord’s willingness to provide the aforementioned Tenant Improvements,

a)	Tenant agrees to pay Landlord $2,495.70, including six percent (6%) interest, amortized over 18 months of the remaining term of the Lease. Commencing November 1, 2004, and continuing each month thereafter through April 30, 2006, Tenant shall pay to Landlord, as additional rent, $138.65.

b)	In the event Tenant exercises its right of "Early Termination" pursuant to the terms set forth in the Lease dated March 12th, 2003, Tenant shall pay to Landlord, on the date Tenant’s notice is given, the unpaid principal balance owed for tenant improvements.

Tenant shall remain liable for the payment of rent and other charges, and the performance of all of the terms and provisions of the Lease due and owing or accrued up to and including the termination date.

Except as expressly provided herein, all of the terms, provisions and conditions of the Lease shall remain in full force and effect.

In witness whereby the respective parties have caused this agreement, dated September 17, 2004, to be executed.

By: /s/ A. Sileno
MONTEREY PARK LTD., Landlord
A. Sileno, President